EXHIBIT 10.1

SCOTT’S LIQUID GOLD-INC.
2015 EQUITY AND INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
(Officer)

This Restricted Stock Award Agreement (the “Agreement’) is made and entered into as of the Grant Date specified below between Scott’s Liquid Gold-Inc. (the “Company”) and the Participant named below (“Participant”), an officer of the Company or an Affiliate thereof.

Participant: Tisha Pedrazzini

Grant Date: March 2, 2022

Number of shares of Common Stock:          15,000

1.Grant of Restricted Stock.

The Company hereby grants to the Participant the number of shares of Common Stock referenced above (the “Shares”). The Shares are being granted pursuant to the terms of the Company’s 2015 Equity and Incentive Plan (the “Plan”). The Shares and this Agreement are subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect. Any terms which are used in this Agreement without being defined and which are defined in the Plan shall have the meaning specified in the Plan. In the event of any conflict between this Agreement and the Plan, the terms of the Plan will govern and prevail.

2.Restricted Period.

The Shares are not subject to any requirement to perform services for a designated period, and are not conditioned on the attainment of specified performance goals. As permitted by Section 6.2 of the Plan, the Shares are immediately vested on the Grant Date.

3.Withholding.

The Participant agrees to satisfy any federal, state, and local withholding tax requirements resulting from transfer of the Shares by permitting the Company to withhold from compensation otherwise payable to Participant, and in the event such compensation is insufficient to satisfy the withholding obligation, by tendering a cash payment.

4.Issuance of Shares.

The Company will issue the shares of Common Stock registered in the name of the Participant, the Participant's authorized assignee, or the Participant's legal representative, and evidenced by stock certificates representing the shares with the appropriate legends affixed thereto, by appropriate entry on the books of the Company or of a duly authorized transfer agent, or by other appropriate means as determined by the Company.

5.	No Right to Continued Service; No Rights as Shareholder.

Neither the Plan nor this Agreement confers upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. The Participant has no rights as a shareholder with respect to any shares of Common Stock unless and until certificates representing the shares have been issued by the Company to the holder of such shares, or the shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

6.Employee Benefits.

The transfer of the Shares will constitute special incentive compensation that will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan, except to the extent required by the terms of such plan.

7.Interpretation.

The interpretations and constructions of any provision of and determinations on any question arising under the Plan or this Agreement shall be made by the Committee, and all such interpretations, constructions and determinations shall be final and conclusive as to all parties.

8.Receipt of Plan.

By entering into this Agreement, Participant acknowledges: (i) that he or she has received and read a copy of the Plan; and (ii) that this Agreement is subject to and shall be construed in accordance with the terms and conditions of the Plan, as now or hereinafter in effect.

9.Governing Law.

This Agreement shall be construed and shall take effect in accordance with the laws of the State of Colorado, without regard to the conflicts of laws rules of such State.

10.Tax Matters.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or transfer of the Shares; and (b) does not commit to structure the transfer of the Shares to reduce or eliminate the Participant's liability for Tax-Related Items.

11.	Compliance with Law.

The issuance and transfer of the Shares are subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common

Stock may be listed. No shares of Common Stock will be issued pursuant to this Agreement unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register the any shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

12.Miscellaneous.

This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. All notices or other communications which are required to be given or may be given to either party pursuant to the terms of this Agreement shall be in writing and shall be delivered personally or by registered or certified mail, postage prepaid, to the address of the parties as set forth following the signature of such party. Notice shall be deemed given on the date of delivery in the case of personal delivery or on the delivery or refusal date as specified on the return receipt in the case of registered or certified mail. Either party may change its address for such communications by giving notice thereof to the other party in conformity with this paragraph.

IN WITNESS WHEREOF, the Company by a duly authorized officer of the Company and Participant have executed this Agreement effective as of the Grant Date.

SCOTT’S LIQUID GOLD-INC. By: David Arndt, CFO Date:	PARTICIPANT Tisha Pedrazzini, President Date: